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                                                             [LOGO]
                                                             THE HARTFORD

                   MICHAEL R. WINTERFIELD, FSA, MAAA
                   Assistant Vice President
                   Individual Annuity Product Management

September 17, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain modified single premium variable life insurance policy (the "Policy") that will be offered and sold by Hartford Life Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6 Registration Statement.

Very truly yours,

/s/ Michael Winterfield

Michael Winterfield, FSA, MAAA
Director Individual Annuity Inforce Management

HL/Director Life 2                Hartford Life Insurance Companies
                                  200 Hopmeadow Street
                                  Simsbury, CT 06089
                                  860 843 3153
                                  860 843 8665 Fax

                                  Mailing Address:  P.O. Box 2999
                                  Hartford, CT  06104-2999